EXHIBIT 10.18

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 (the "Amendment") to that certain Amended and Restated Employment Agreement dated as of October 31, 2007 (the "Agreement") between Notify Technology Corporation (the "Company") and Rhonda Chicone (the "Employee"), is made as of December 17, 2008.

In consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Employee agree as follows:

1.

Section 3(a) of the Agreement shall be amended and restated that it reads in its entirety as follows:

“Base Compensation.  The Company shall pay the Employee as compensation for services a base salary at an annualized rate of $145,000.  Such salary shall be reviewed at least annually and shall be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established from time to time by the Board.  Such salary shall be paid periodically in accordance with normal Company payroll.  The annual compensation specified in this Section 3(a), together with any increases in such compensation that the Board may grant from time to time, is referred to in this Agreement as “Base Compensation”.

2.

Other than as modified by this Amendment, the Agreement shall remain unchanged and in full force and effect.

This Amendment has been executed effective as of the date set forth above.

NOTIFY TECHNOLOGY CORPORATION

EMPLOYEE

/s/ Paul DePond_____________

/s/ Rhonda Chicone______

Paul DePond, Chief Executive Officer

Rhonda Chicone